EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in the Company's method of accounting for stock-based compensation to conform to Statement of Financial Accounting Standards No. 123 for new grants of equity instruments to employees) of The Dow Chemical Company ("the Company") dated February 8, 2006 (July 7, 2006, as to the effect of changes in segment composition as discussed in Note U of the Current Report on Form 8-K of the Company filed on July 11, 2006) and our report relating to management's report on the effectiveness of internal control over financial reporting dated February 8, 2006, both appearing in the Current Report on Form 8-K of the Company for the year ended December 31, 2005.

/S/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Midland, Michigan
November 3, 2006